Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-287587 on Form S-3 and Registration Statement Nos. 333-294901 and 333-284041 on Form S-8 of our report dated July 15, 2026, relating to the financial statements of Monavate Holdings Limited, appearing in this Current Report on Form 8-K (Amendment No. 1) of Exodus Movement, Inc., dated July 17, 2026.

/s/ PKF Littlejohn LLP

London, United Kingdom

July 17, 2026